Exhibit 4.3

Description of Securities

  Description of Registrant’s Securities

Registered Pursuant to Section 12 of

The Securities Exchange Act of 1934

The following is a brief description of the securities of Universal Biosensors, Inc. ( the “company,” “we,” “us,” or “our”) registered pursuant to Section 12 of the Securities Exchange Act, as amended (the “Exchange Act”). The following description of a capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation (the “certificate of incorporation”) and our amended and restated by-laws (the “by-laws”) and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). For a complete description of our capital stock, you should read our certificate of incorporation and by-laws, which are incorporated by reference as exhibits, to this Annual Report on Form 10-K.

General

Our shares of common stock are not currently traded on any established United States public trading market. We have not sought the quotation of our shares of common stock on any United States public trading market, and we cannot assure you that we will seek to be quoted on any United States public trading market or that we would meet any applicable listing requirements. Since December 13, 2006 our shares of common stock are traded on the Australian Securities Exchange (“ASX”) in the form of CHESS Depositary Interests (“CDIs”) under the ASX trading code “UBI.”

Our authorized capital stock consists of 750,000,000 shares of common stock, par value of U.S. $0.0001 per share, and 1,000,000 shares of undesignated preferred stock, par value of U.S. $0.01 per share.

Common Stock

The rights attaching to our shares of common stock are derived through a combination of our certificate of incorporation, by-laws and the DGCL and other applicable laws. Holders of our shares of common stock are entitled to notice of and to be present at and to vote at stockholder meetings. One third of the issued shares of common stock outstanding and entitled to vote at a meeting, present in person or represented by proxy, constitute a quorum at all meetings of stockholders. Special meetings of stockholders may be called only by our board of directors, our chairman or certain of our executive officers. There is no ability for stockholders to call a special meeting. Holders of our shares of common stock are entitled to one vote for each share held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our shares of common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding and the DGCL. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, and our shares of common stock have no preemptive, subscription, sinking fund, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Shares of our common stock are not traded on ASX directly because ASX’s electronic settlement system, known as CHESS, cannot be used for the transfer of securities of issuers incorporated in certain countries including the United States. CDIs have been created to facilitate electronic settlement and transfer in Australia for companies in this situation. Legal title to the shares of common stock underlying the CDIs is held by an Australian depositary nominee, CHESS Depository Nominees Pty Ltd (“CDN”).

CDIs are units of beneficial ownership in our shares of common stock. Each CDI represents a beneficial interest in one share of our common stock. A CDI holder may choose to either leave their holdings in the form of CDIs (so that legal title remains in the name of CDN) or convert the CDIs into shares of common stock and hold legal title in their own right. Legal title to all shares remains with CDN, unless and until a CDI holder requests in writing a transfer of beneficially owned shares from CDN to the holder, in which case a paper transfer will be effected in accordance with our certificate of incorporation and by-laws. We maintain a register of individual CDI holders through Registries Limited in Sydney, Australia.

CDI holders have the right to direct CDN on how CDN should vote. ASX rules require us to send a notice of stockholder meetings to each CDI holder at the address recorded in the register of CDI holders. The notice must: (a) inform the holder of the holder’s rights to direct CDN on how it should vote with respect to the resolutions in the notice; (b) provide a mechanism for the holder to direct CDN on how to vote; and (c) provide the date and time by which the holder must provide such direction to CDN. CDI holders are to receive all direct economic benefits of the shares of common stock underlying their CDIs. Any dividend declared in respect of our shares of common stock underlying CDIs will be distributed to the CDI holders. In the event of our liquidation, dissolution or winding up, CDI holders will be entitled to the same economic benefits on their CDIs as stockholders.

Preferred Stock

Pursuant to our certificate of incorporation, without further action by the stockholders, the board of directors has the authority to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series (although ASX rules generally require stockholder approval for certain issuances that exceed 15% of our then outstanding capital stock in any 12 month period without the approval of stockholders). The board of directors also has the right to fix the designations, voting powers, preferences, and relative participating, optional or other rights, any or all of which may be greater than the rights of our shares of common stock, and any qualifications, limitations or restrictions thereof. Shares of preferred stock could thus be issued with terms that could have the effect of delaying, deferring or preventing a change of control, and such issuance could modify the rights of the holders of our common stock otherwise than by a vote of the majority of such holders. We do not currently have any preferred stock outstanding and have no current plans to issue any preferred stock.

Certain Provisions of our Certificate of Incorporation and By-Laws and Delaware Law

Certain provisions of our certificate of incorporation and our by-laws, which are summarized herein, may have the effect of delaying, deferring or preventing a change in control of us and could operate with respect to an extraordinary corporate transaction.

Board Election, Composition and Vacancies. In accordance with our certificate of incorporation, our board of directors is divided into three classes serving staggered three-year terms, with one class being elected each year. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Our certificate of incorporation provides that our board of directors may change the size of the board; provided, that, our board shall consist of not less than three or more than nine members. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 70% or more of the shares then entitled to vote at an election of directors. Pursuant to our certificate of incorporation, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director.

No Written Consent of Stockholders. Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders. Our by-laws provide that only those matters set forth in the notice of the special meeting (or supplement thereto) may be considered or acted upon at a special meeting of stockholders. Our stockholders do not have the power to call special meetings. Our by-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting. Generally, the affirmative vote of a majority of the votes cast on a matter at a meeting where a quorum is present is necessary to take stockholder action.

Advance Notice Requirements. Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or business to be brought before annual meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our company secretary prior to the meeting at which the action is to be taken. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices: (a) in the case of an annual meeting, not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting, provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, which occurs first; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the special meeting was made, whichever occurs first.

Amendment to Certificate of Incorporation or By-Laws. As required by the DGCL, any amendment of our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law or our certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to prohibiting stockholder action by written consent, calling special stockholder meetings, our staggered board, removal of directors, the vote required to amend our by-laws, ASX matters, and the vote required to amend our certificate of incorporation, must be approved by our shareholders holding not less than 70% of the outstanding shares entitled to vote on the amendment. Our by-laws may be amended by the affirmative vote of a majority of the directors then in office and may also be amended by the affirmative vote of our shareholders holding at least 70% of the outstanding shares entitled to vote at an election of directors.

Section 203 of the Delaware General Corporation Law. The Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of our voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Corporate Opportunities. Our certificate of incorporation provides, to the maximum extent permitted under the DGCL, that the company renounces any interest or expectancy of the company in, or being offered an opportunity to participate in, business opportunities that are from time to time being presented to our officers, directors or stockholders, other than (i) those officers, directors or stockholders who are our employees and (ii) those opportunities demonstrated by the company to have been presented to such officers, directors or stockholders expressly as a result of their activities as a director, officer or stockholder of the company.

Limitations on Liability and Indemnification of Directors and Officers. The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties as a director or officer, subject to certain exceptions. The company’s certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate the rights of the company and its stockholders, through stockholders’ derivative suits on the company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached the duty of loyalty to the corporation or its stockholders, acted not in good faith, acted with intentional misconduct, knowingly violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The company’s certificate of incorporation requires us to indemnify, to the fullest extent authorized or permitted by the DGCL, any director or officer of the company. Such right to indemnification will continue as to a person who has ceased to be director or officer of the company and will inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors. In addition, the certificate of incorporation requires the company, to the fullest extent permitted by law, to pay, in advance of the final disposition of a proceeding, expenses actually and reasonably incurred by an officer or director of the company in defending or otherwise participating in any proceeding. The company may, to the extent authorized by the board of directors, indemnify and advance expenses to employees and agents of the company.

The company has entered into an indemnification agreement with certain of its officers and each of its directors that provide for indemnification to the maximum extent permitted by Delaware law.

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